SERVICES AGREEMENT

AGREEMENT made as of December 13, 2012, by and between Forum ETF Trust, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (the “Fund”), and Atlantic Fund Administration, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Atlantic”).

W I T N E S S E T H:

WHEREAS, the Fund, an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), desires to retain Atlantic to provide, with respect to the separate portfolios of the Fund identified on Schedule A hereto (each, a “Series”) the services described herein, and Atlantic is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment

The Fund hereby appoints Atlantic as its agent for the term of this Agreement to perform the services described herein.  Atlantic hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties

(a) The Fund hereby represents and warrants to Atlantic, which representations and warranties shall be deemed to be continuing, that:

(i) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite trust action and constitutes a valid and legally binding obligation of Fund, enforceable in accordance with its terms;

(ii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained, or is expected to obtain, all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its certificate of trust or trust instrument, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

(iii) To the extent the performance of any services performed or to be performed by Atlantic in accordance with the then effective Prospectus (as hereinafter defined) for the applicable Series would violate any applicable laws or regulations, the Fund shall immediately so notify Atlantic in writing and thereafter shall either furnish Atlantic with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of Atlantic, instruct Atlantic in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with the applicable Series’ Prospectus;

(iv) It has implemented and is acting in accordance with procedures reasonably designed to ensure that the Fund will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus), each calculation of net asset value provided by Atlantic hereunder to Authorized Participants at substantially the same time Atlantic provides such calculation to Authorized Participants;

(v) The Fund’s, and each Series’, Chief Compliance Officer (“CCO”) shall be covered by the Fund’s Directors and Officers/Errors and Omissions insurance policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that the CCO’s coverage under the Policy is (A) reinstated should the Policy be cancelled; (B) continued after the CCO ceases to serve as the Fund’s CCO on substantially the same terms as such coverage is provided for Fund officers after such persons are no longer officers of the Fund; or (C) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for Fund officers (but for a period no less than six years from the effective date of such event).  The Fund shall provide Atlantic with proof of current coverage, including a copy of the Policy, and shall notify Atlantic immediately should the Policy be cancelled or terminated; and

(vi) The CCO, Fund President, Fund Treasurer and Fund AML Compliance Officer are named officers in the Fund’s trust instrument and subject to the provisions of the Fund’s trust instrument regarding indemnification of its officers.

(b) Atlantic hereby represents and warrants to Fund, which representations and warranties shall be deemed to be continuing, that:

(i) This Agreement has been duly authorized, executed and delivered by the Atlantic in accordance with all requisite limited liability company action and constitutes a valid and legally binding obligation of Atlantic, enforceable in accordance with its terms;

(ii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its organizational documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

(iii) It has established and maintains commercially reasonable procedures for safekeeping of all Fund records maintained by Atlantic pursuant to this Agreement and it has developed and implemented commercially reasonable business continuity and disaster recovery policies, procedures and facilities;

(iv) Each of Atlantic and Atlantic’s subsidiaries that are providing services to the Fund on behalf of Atlantic has adopted and implemented written policies and procedures reasonably designed to prevent violations of the “Federal Securities Laws” (as defined under Rule 38a-1(e)(1) promulgated pursuant to the 1940 Act) related to the services provided by Atlantic to the Fund.  Atlantic will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review.  Atlantic will provide the Fund with an annual report of each Material Compliance Matter (as defined under Rule 38a-1(e)(2) promulgated pursuant to the 1940 Act) that occurred since the date of the last report;

(v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations, and assist the CCO in the performance of the CCO’s duties and obligations, under this Agreement;

(vi) It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as a CCO and who will, in the reasonable opinion of Atlantic, in the exercise of the CCO’s duties to the Fund, act in good faith and in a manner reasonably believed by the CCO to be in the best interests of the Fund;

(vii) It shall compensate the CCO fairly, subject to the Fund’s board of trustees’ (the “Board”) right under any applicable law (e.g., Rule 38a-1 under the 1940 Act) to approve the designation, termination and level of compensation of the CCO and it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Fund or by any investment adviser, administrator (as that term is defined in Rule 0-1 of the 1940 Act), principal underwriter or transfer agent to the Fund (collectively, “38a-1 Service Providers”);

(viii) It shall report to the Board promptly if it learns about CCO malfeasance or in the event the CCO is terminated as a Chief Compliance Officer by another investment company registered under the 1940 Act; and

(ix) It shall report to the Board if at any time it knows or should know that the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, or Section 9 of the 1940 Act.

3. Delivery of Documents

(a) The Fund will promptly deliver to Atlantic true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s certificate of trust or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s trust instrument and bylaws, if any (collectively, the “Trust Instrument”);

(iii) Resolutions of the Board authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”);

(vii) All policies, procedures and charters adopted by the Fund with respect to the Series (e.g., valuation procedures) (“Policies and Procedures”) and the Fund’s current compliance program adopted under Rule 38a-1 under the 1940 Act (the “38a-1 Compliance Program”); and

(vii)           A copy of any and all SEC exemptive orders issued to the Fund, or to the Fund or an affiliate of the Fund that relates to the operations of the Fund.

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the State of Delaware, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to Atlantic.  Each copy of the Trust Instrument, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by an officer of the Fund.

(c) It shall be the sole responsibility of the Fund to deliver to Atlantic the currently effective Prospectus and Atlantic shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by Atlantic.

4. Duties and Obligations of Atlantic

(a) Subject to the direction and control of the Fund and the provisions of this Agreement, Atlantic shall provide to the Fund, with respect to each Series, the services listed in Schedule C.

(b) In performing hereunder, Atlantic shall provide, at its expense, office space, facilities, equipment and personnel.

(c) Atlantic shall (i) promptly notify the CCO and the Fund’s legal counsel, if any, of any material violation of law known to Atlantic by the Fund or any Series and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other material violation of law by Atlantic or a third party service provider to the Fund affecting the Fund of which Atlantic becomes aware in providing the services hereunder, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Fund or any Atlantic subcontractor.

(d) Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Series to act in contravention of the Prospectus or any provision of the 1940 Act.  The Fund acknowledges and agrees that subject to the Board’s right to audit the efficacy of the Atlantic processes in connection with discharging the Board’s obligations under Rule 38a-1 and pursuant to this Section 4, the procedures, features, functionalities, systems and/or facilities (“Atlantic Processes”) that support the provision of the services hereunder by Atlantic shall be a matter for the sole discretion of Atlantic.  Except as otherwise specifically provided in Schedule C with respect to the services hereunder, the Fund assumes all responsibility for ensuring that the Fund complies in all material respects with all applicable requirements of the 1940 Act and any other laws applicable to the Fund.

(e) Atlantic shall perform the services hereunder in material compliance with the laws applicable to Atlantic and, subject to the terms of this Agreement, in observance of the Policies and Procedures and the 38a-1 Compliance Program.  Atlantic shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its services rendered hereunder in accordance with the Fund’s policies and procedures.

(f) Subject to the terms of this Agreement, Atlantic shall provide to the CCO a copy of the various reports as may from time to time be agreed by the CCO and Atlantic and Atlantic’s compliance policies (“38a-1 Manuals”) applicable to Atlantic’s operations related to the services hereunder (“Services Operations”), as amended from time to time.

(g) Upon the Fund’s reasonable request and subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, Atlantic will permit the CCO and other authorized representatives of the Fund to visit with the appropriate personnel at Atlantic in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations and the Atlantic Processes (collectively, “Reviews”).  The Fund agrees that a Review may cover the entire scope of the Services Operations and will occur at Atlantic’s facilities upon reasonable advance notice and will be scheduled to occur during regular business hours.  Except to the extent Atlantic has agreed to bear the costs of the services or personnel related to a Review, the expenses incurred by a person conducting a Review shall not be borne by Atlantic.  The parties will cooperate to minimize the disruption associated with Reviews, including the scope and timing of such Reviews.

(h) Atlantic shall provide certifications with respect to Atlantic’s Services Operations in the form attached hereto as Schedules C-1 and C-2 with the frequency and to the person(s) detailed in such Schedules, as they may be amended as agreed by the parties taking into account industry standards for such certifications.  At such other times as the Fund and Atlantic may agree, Atlantic shall provide reasonable, mutually acceptable, written certifications about such other matters as may be reasonably requested by the Fund.

(i) If Atlantic is notified by a governmental authority that Atlantic (or any subcontractor of a material portion of the services to be performed hereunder) is in violation of any law applicable to Atlantic (or such subcontractor) and related to the services to be performed hereunder, Atlantic shall with respect to any such violation of applicable law: (i) provide the CCO (and the Fund’s President, if requested) with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such violation and the timeline for completing such procedure/steps, if required; (ii) if requested by the CCO or the President, meet with the CCO or President to discuss such violation and such intended procedure/steps and timeline; and (iii) implement the intended procedure/steps for correcting such failure.  Atlantic shall notify the CCO and the President upon completing the intended procedure/steps for correcting any such failure or violation.

(j) In connection with the services provided under this Agreement, Atlantic shall cooperate with the President, the CCO, the other Fund officers and the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(k) Atlantic shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of the Fund, or any other services other than those listed herein or otherwise agreed to be performed by Atlantic.

(l) Upon receipt of the Fund’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Atlantic may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate; provided, however, that no such delegation shall discharge Atlantic from its obligations to provide or secure the provision of services hereunder.  Notwithstanding any such delegation with consent, Atlantic shall not be liable hereunder for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as (1) the Fund is a third party beneficiary of the agreement between Atlantic and the delegee and (2) Atlantic acts in good faith and without negligence, wilful misconduct or reckless disregard of its duties hereunder in the selection of such delegee or agent.  Where the preceeding items (1) and (2) are not fulfilled, Atlantic shall be as fully responsible to the Fund for the acts and omissions of any delegee as Atlantic is for its own acts and omissions under this Agreement.  Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of any person to which any performance hereunder is delegated at the direction of the Fund.

(m) The Fund shall use commercially reasonable efforts to cause the Fund’s officers, investment adviser, sponsor, distributor, legal counsel, independent public accountants, custodian, transfer agent, and any other service provider, to cooperate with Atlantic and to provide Atlantic, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and that in the reasonable opinion of Atlantic, is necessary in order to enable it to perform its duties hereunder.  Atlantic shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to Atlantic by any of the aforementioned persons.  Atlantic shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to Atlantic as provided herein and shall be held harmless by the Fund when acting in reliance upon such information, documents or advice relating to the Fund.  All fees or costs charged by such persons shall not be borne by Atlantic.  In the event that any services performed by Atlantic hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by Atlantic which Atlantic in its reasonable judgment deems reliable, Atlantic shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(n) Nothing in this Agreement shall limit or restrict Atlantic, any affiliate of Atlantic or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(o) The Fund shall furnish Atlantic with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by Atlantic in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses.  Atlantic shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to Atlantic the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  The Fund shall also furnish Atlantic with bid, offer, or market values of securities if Atlantic notifies the Fund that same are not available to Atlantic from a security pricing or similar service utilized, or subscribed to, by Atlantic which Atlantic in its reasonable judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Fund also may furnish Atlantic with bid, offer, or market values of securities and instruct Atlantic to use such information in its calculations hereunder.  Atlantic shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular securities pricing or similar service.

(p) Atlantic may apply to the Fund for written instructions with respect to any matter arising in connection with Atlantic’s performance hereunder with respect to a Series, and Atlantic shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application for instructions may, at the option of Atlantic, set forth in writing any action proposed to be taken or omitted to be taken by Atlantic with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and Atlantic shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, Atlantic has received written instructions in response to such application specifying the action to be taken or omitted.

(q) Atlantic may consult with its own external counsel or, at the Fund’s expense with approval by the Fund, with counsel to the Fund or applicable Series, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(r) Notwithstanding any other provision contained in this Agreement, Atlantic shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Fund or any Series of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Series, (ii) the taxable nature or effect on a Series or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Series to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Series making or not making any distribution or dividend payment, or any election with respect thereto.

(s) Atlantic shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement.

(t) Atlantic, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications  and documentation furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of shares effected by or on behalf of a Series.  In the event  Atlantic’s computations hereunder rely, in whole or in part, upon information, including bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by Atlantic which Atlantic in its judgment deems reliable, Atlantic shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, Atlantic shall not be required to inquire into any valuation of securities or other assets by a Series or any third party described in this paragraph (m), other than compliance with the Policies and Procedures, even though Atlantic in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(u) Atlantic, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Series is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(v) Atlantic shall not be liable to the Fund or any other person for any failure to provide any services in the following circumstances, but only for so long a such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i) if any relevant condition precedent upon which performance of the relevant service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement;

(ii) if the failure to perform the service is at the request or with the consent of the Fund;

(iii) if the failure to perform the service results from incorrect or corrupted information provided by (A) any person that is not an affiliate of Atlantic, that provides services to the Fund including any adviser, underwriter for the Fund, brokers or other intermediaries through which the Fund’s shares may be sold or distributed and any other current or predecessor service providers to the Fund or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such person described in clause (B) above is chosen by Atlantic, then the selection of such person must have been reasonable under the circumstances (and the selection of such a person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board does not object to such selection); and (2) in any event, persons shall be deemed reasonable if they are selected or retained at the direction of the Fund or with the consent of the Fund; and/or

(iv) if any law to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic.

Notwithstanding the foregoing, Atlantic shall use reasonable efforts to provide the services under this Agreement while any of the circumstances specified in this Section 4(v) subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the services under this Agreement, assuming such circumstances had not so occurred).  If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the services hereunder, Atlantic shall promptly notify the Fund and the Fund shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.

(w) Atlantic shall not be responsible for delays or errors that occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including labor difficulties within or without Atlantic, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services.  Nor shall Atlantic be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than Atlantic (including any Atlantic delegate other than a Atlantic affiliate) to supply any instructions, explanations, information, specifications or documentation deemed necessary by Atlantic in the performance of its duties under this Agreement.  Upon the occurrence of any such delay or failure, Atlantic shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances. Atlantic shall provide standard information reporting based on data maintained by Atlantic as reasonably requested by the Fund’s CCO.

5. Recordkeeping; Confidentiality

(a) Atlantic shall prepare and maintain the books and records detailed in Schedule C and such other records as are agreed from time to time in writing by Atlantic and the Fund (the “Fund Records”).  The books and records maintained by Atlantic shall be prepared, maintained and preserved by Atlantic in such form, for such periods and in such locations as may be required law applicable to Atlantic and Section 31 of the 1940 Act as applicable to the Fund.  The Fund Records in Atlantic’s possession shall be the property of the Fund.

(b) Atlantic and the Fund (each a “Receiving Party”) agree to keep confidential all information disclosed by or the property of the other party (each a “Disclosing Party”), including, all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.  Notwithstanding any provision of this Agreement to the contrary, the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; and (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s confidential information.  A Receiving Party may disclose confidential information of the Disclosing Party (x) after prior notification to and approval in writing by the Disclosing Party, which approval shall not be unreasonably withheld, conditioned or delayed and may not be withheld, conditioned or delayed where the Receiving Party may be exposed to civil or criminal contempt proceedings for failure to disclose the information, (y) when requested to divulge such information by duly constituted authorities, or (z) when so requested by the Disclosing Party.  Atlantic shall not use confidential information of the Fund for any purpose other than the performance of its responsibilities and duties under this Agreement and the Fund shall use the confidential information of Atlantic solely for purposes related to this Agreement

(c) Atlantic will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act.

(d) Atlantic will be responsible for preserving the confidentiality of confidential information of the Fund and each Series in conformity with the requirements of the 1940 Act and other applicable law.

(e) Subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, the Fund and its authorized representatives and any governmental authority with jurisdiction over the Fund shall have reasonable access to the Fund Records at all times during Atlantic’s normal business hours.  Upon the reasonable advance request of the Fund or the CCO, copies of Fund Records shall be provided by Atlantic to the Fund (or the CCO), provided that the Fund shall pay Atlantic’s reasonable costs of copying the Fund Records.

(f) If Atlantic receives a request or demand from a third party, including a governmental authority with jurisdiction over the Fund, to inspect any Fund Records, Atlantic will endeavor, to the extent permitted to do so, to notify the Fund and to secure instructions from the Fund about such inspection.  Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Fund that failure to do so is likely to result in liability or meaningful expense to Atlantic; and provided, further, that in such event, Atlantic shall endeavor to advise the Fund of such contrary advice, to the extent practicable in advance of any inspection.

(g) Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Fund, transfer to the Fund all Fund Records in the electronic or other medium in which such material is then maintained by Atlantic.

6. Indemnification

(a) Except as otherwise provided herein, Atlantic shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Fund or any Series, except those costs, expenses, damages, liabilities or claims arising out of Atlantic’s own bad faith, negligence, wilful misconduct or reckless disregard of its duties hereunder.  In no event shall Atlantic be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  Atlantic shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond Atlantic’s control, unless such loss, damage or expense arises out of Atlantic’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

(b) The Fund shall indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any person who controls Atlantic within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, that are directly sustained or incurred or which may be asserted against any Atlantic Indemnitee, by reason of or as a result of any action taken or omitted to be taken by any Atlantic Indemnitee in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Registration Statement or Prospectuses except directly relating to the disclosure provided by or directed by Atlantic, (iii) any instructions of the Fund or its officers, or (iv) any opinion, including a reasoned opinion, of outside legal counsel for Atlantic or, to the extent Atlantic has consulted with counsel to the Fund in accordance with Section 4(q), such counsel to the Fund, or arising out of transactions or other activities of the Fund or applicable Series that occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify Atlantic Indemnitees for costs, expenses, damages, liabilities or claims for which Atlantic is liable under Section 6(a).  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  Without limiting the generality of the foregoing, the Fund shall indemnify Atlantic Indemnitees against and save Atlantic Indemnitees harmless from any loss, damage or expense, including reasonable attorneys’ fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to Atlantic by any third party described above or by or on behalf of the Fund;

(ii) Action or inaction taken or omitted to be taken by Atlantic pursuant to written or oral instructions of the Fund or otherwise without negligence, willful misconduct or reckless disregard of its duties hereunder;

(iii) Any action taken or omitted to be taken by Atlantic in good faith in accordance with the opinion, including a reasoned opinion, of outside legal counsel or, with approval by the Fund, counsel to the Fund or applicable Series;

(iv) Any improper use by the Fund or its agents of any valuations or computations supplied by Atlantic pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing each Series’ net asset value; provided that such valuation or computation conforms to the Series’ then effective prospectus, directions from the Fund or the Fund and/or the valuation procedures actually provided to Atlantic; or

(vi) Any valuations of securities or net asset value provided by the Fund.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by Atlantic to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) Atlantic shall indemnify and hold harmless the Fund and its employees, agents, trustees and officers against and from any and all costs, expenses, damages, liabilities and claims (including claims asserted by Atlantic), and reasonable attorneys’ and accountants’ fees relating to (i) Atlantic’s actions taken or failures to act with respect to the Fund or (ii) incident to the delivery of the services provided by Atlantic hereunder, in either clause (i) or clause (ii), solely for which Atlantic would be liable under Section 6(a).

(e) If either party shall receive written notice of any third party action, claim, complaint, petition, investigation, suit or other proceeding (“Action”) giving rise to indemnity under this Section 6 the party seeking indemnification (“Indemnitee”) shall give the other Party (“Indemnitor”) prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Section 6, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure.  The notice to the Indemnitor shall specify, if known, the amount or an estimate of the asserted liability arising therefrom.  The Indemnitor may, but shall not be obligated to, upon prompt written notice furnished to the Indemnitee, assume the defense of any such Action with counsel reasonably satisfactory to the Indemnitee.  If the Indemnitor furnishes such written notice, the Indemnitor will be entitled to assume and control the defense of such Action.  The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of the Indemnitee’s counsel shall be at the sole expense of the Indemnitee unless: (i) the Indemnitor shall have authorized in writing employment of such counsel at the expense of the Indemnitor; (ii) the Indemnitor shall not have employed counsel reasonably satisfactory to the Indemnitee to defend such Action within 30 days after the Indemnitor received notice pursuant to this Section 6(e); or (iii) the Indemnitee shall have reasonably concluded, based upon an opinion of counsel (including a reasoned opinion), that there are defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such Action on behalf of the Indemnitee with respect to such different defenses), in any of which events the fees and expenses of one additional counsel shall be borne by the Indemnitor.  The Indemnitor shall not settle or compromise any Action or consent to the entry of a judgment that: (w) does not provide for the claimant to give an unconditional release to the Indemnitee in respect of the asserted liability; (x) involves relief other than monetary damages; (y) places restrictions or conditions on the operation of the business of the Indemnitee or any of its affiliates; or (z) involves any finding or admission of liability or of any violation of law.  The Indemnitor shall not be liable for any settlement of any Action effected without its written consent; provided that such consent is not unreasonably withheld, conditioned or delayed.  After payment of any asserted liability by the Indemnitor, the Indemnitee, if requested by the Indemnitor, shall assign to the Indemnitor all rights the Indemnitee may have against any responsible person in respect of the asserted liability.  If the Indemnitor chooses to defend any asserted liability, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.  Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.  Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an Action by a third party may adversely affect it or its affiliates other than solely as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by written notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Action at its own cost.

(f) The Fund, and not Atlantic, shall be solely responsible for approval of the designation and compensation of the CCO, as well as for removing the CCO from the CCO’s responsibilities related to the Fund in accordance with Rule 38a-1 under the 1940 Act.  Therefore, notwithstanding anything in this Agreement to the contrary, the Fund shall be responsible for supervising the activities of the CCO related to the Fund.

(g) Atlantic acknowledges and agrees that the members of the Board and the shareholders of the Fund shall not be liable under this Agreement for any obligations of the Fund or any Series.  Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund or the Series to which Atlantic’s rights or claims relate in settlement of such rights or claims.

7. Compensation

For the services provided hereunder, the Fund agrees to pay Atlantic such compensation and out-of-pocket expenses as is mutually agreed from time to time.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  Atlantic shall deliver to the Fund invoices for services rendered.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to Atlantic, a Series’ net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus related to the Series.

8. Miscellaneous

(a) Term of Agreement.  This Agreement shall continue until terminated by either Atlantic giving to the Fund, or the Fund giving to Atlantic, a notice in writing specifying the Fund or any Series to which such termination is applicable and the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice.  Upon termination hereof, the Fund shall pay to Atlantic such compensation as may be due as of the date of such termination, and shall reimburse Atlantic for any disbursements and expenses made or incurred by Atlantic and payable or reimbursable hereunder.  Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Series, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained electronically, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  The provisions of Sections 4(l), 5(a), 5(d), 5(e), 6, 7 and 8 shall survive any termination of this Agreement.

(b) Authorized Persons.  Attached hereto as Schedule B is a list of persons duly authorized by the Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Fund.  From time to time the Fund may deliver a new Schedule B to add or delete any person and Atlantic shall be entitled to rely on the last Schedule B actually received by Atlantic.

(c) Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by Atlantic and the Fund.

(d) Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party.

(e) Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof except Sections 5-1401 and 5-1402 of the New York General Obligations

Law.  Each of the Fund and Atlantic hereby consents to the jurisdiction of a state or federal court situated in New York County, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.

(f) Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

(g) No Waiver.  Each and every right granted to Atlantic or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of Atlantic or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Atlantic or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

(h) Notices.  All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

If to the Fund, at

Forum ETF Trust
3 Canal Plaza, Suite #600
Portland, Maine 04101
Attention:  President

If to Atlantic, at

Atlantic Fund Administration, LLC
3 Canal Plaza, Suite #600
Portland, Maine 04101
Attention:  President

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

(i) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.  Electronic counterpart signatures to this Agreement shall be acceptable and binding.

(j) Entire Agreement.  This Agreement together constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter.

(k) No Third Party Beneficiaries.  Except as provided in Sections 6(b), 6(d) and 6(f), no provision is intended to benefit any person other than the signatories to this Agreement nor shall any such provision be enforceable by any other person.

(l) Activities of Atlantic.  Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of its officers, directors or employees (whether or not they are a trustee, officer, employee or other affiliated person of the Fund) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(m) Interpretation.  Words denoting the singular number shall also include the plural and vice versa as the context demands.  Words denoting any gender include all genders and words denoting persons shall include firms and corporations and vice versa as the context demands.  Unless otherwise indicated herein, any reference in this Agreement to an article, section, exhibit or schedule shall mean the applicable article, section, exhibit or schedule of or to this Agreement.  As used in this Agreement, the terms (i) “include”, “includes” or “including” means “including, without limitation”; (ii) “herein”, “hereof” and other similar terms refers to this Agreement taken as a whole and not to a particular Section; and (iii) “party” or “parties” means the applicable party or parties to this Agreement (unless otherwise provided).  The titles, captions and headings of the articles and sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.  The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

FORUM ETF TRUST

By:/s/ David Tucker
Name:           David Tucker
Title:           Chairman

ATLANTIC FUND ADMINISTRATION, LLC

By:/s/ Stacey Hong
Name:           Stacey Hong
Title:           President

SCHEDULE A
Series

Name of Series

Merk Hard Currency ETFsm

SCHEDULE B
Authorized Persons

I, Christopher Madden, Secretary of the Fund, a Delaware statutory trust (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Fund’s organizational documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to Atlantic Fund Administration, LLC:

Name                                            Position                                            Signature

SCHEDULE C
Services

Part I.  Fund Administration

1.           Board Meetings and Board Reports

With respect to the Fund and each Series, as applicable, Atlantic shall:

(a) Maintain a calendar of scheduled meetings of the Fund’s Board.

(b) In connection with meetings of the Board or any committee thereof meeting at the same time as the full Board:

(i) prepare materials for meetings of the Board or such committee  including (A) agendas reflecting the input and priorities of the Fund’s Board or such committee, as applicable, and (B) consistent with current practice, resolutions and reports to the Fund’s Board or such committee, as applicable, covering (1) regulatory and industry developments of general applicability (2) the Fund’s operations, and (3) reports reasonably requested by the Board or such committee about the services, operations and Fund data in Atlantic’s possession, and

(ii)           in connection with the Board’s obligations under section 15(c) of the 1940 Act and consistent with current practice, coordinate the delivery of Lipper (or similar, industry-recognized) analyses of fund expenses and performance relative to relevant benchmarks and to comparable funds.

(c) Distribute materials for meetings of the Fund’s Board, including materials that have been approved or supplied by the Fund’s investment advisers, counsel, auditors, custodians, CCO, officers, and other service providers.

(d) Assist in, gather materials and information and provide scatter plot and similar analyses for, and coordinate matters related to, the Fund’s investment advisers and other service providers’ contract renewals.

(e) Assist with the design and operation of the Fund, including new portfolios or classes, investment objectives, policies, and provide consultation related to the regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Series.

(f) At the request of the Fund, provide one or more employees reasonably satisfactory to the Board to attend meetings of the Board or any committee thereof and to record minutes with respect to such meetings.

2.           SEC and Exchange Filings

With respect to the Fund and each Series, as applicable, Atlantic shall:

(a)           Based on information from the Fund’s service providers, including Atlantic and its affiliates when applicable, prepare for filing the following documents required of the Fund by the SEC (“SEC Filings”) in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR), including:  (i) periodic and other requested updates to the Registration Statement on Forms N-1A, including Fund prospectuses, statements of additional information and supplements thereto, (ii) Forms N-CSR, N-Q and N-SAR and any required financial data schedules, (iii) Form N-PX, (iv) Form 24f-2, (v) fidelity bond filings and (vi) if requested, and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders.

(b)           Subject to prior execution by the Fund’s executive officers when necessary in connection with such filing, file or cause to be filed with the SEC financial statements and other SEC Filings as required; provided that items 2(a)(i) and (vi) and the non-financial portions of Forms N-CSR and N-SAR shall have been reviewed by Fund counsel (and such counsel shall not have objected to such filings).

(c)           Oversee the printing of SEC Filings that are intended to be distributed to Fund shareholders.

(d)           Oversee the distribution of those items in 2(a) that are to be provided to Fund shareholders; and oversee the solicitation and tabulation of proxies.

(e)           Assist the Fund’s counsel in preparing and submitting SEC exemptive order requests and no-action letter requests.

(f)           Based on information from the Fund’s service providers, including Atlantic and its affiliates when applicable, prepare for filing all required reports of any securities exchange on which the Fund’s shares are listed.

(g)           Subject to prior execution by the Fund’s executive officers when necessary in connection with such filing, file or cause to be filed with each securities exchange on which the Fund’s shares are listed each filing required to be filed by the exchanges.

3.           Compliance

With respect to the Fund or each Series, as applicable, Atlantic shall:

(a) Reasonably assist the Fund’s executive officers, investment advisers, CCO and other appropriate persons with respect to regulatory compliance matters related to the Fund.

(b) Reasonably assist the Fund’s investment advisers with daily post-trade compliance testing in accordance with the Funds’ Prospectuses.

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(c) Reasonably assist the Fund and the CCO in developing or modifying compliance procedures for each Fund that are part of the Fund’s 38a-1 Compliance Program;

(d) Prepare policies, procedures, committee charters and similar documents for review by Fund counsel and approval by the Fund.

(e) Prepare and distribute Trustee/Officer Questionnaires annually or at such other more frequent intervals as may be necessary.

(f) Produce standard quarterly compliance reports for delivery to the Fund, the investment advisers and the CCO.

(g)           Coordinate examinations of the Fund or a Series by the staff of the SEC or other Governmental authorities, including: (i) compiling data and other information in response to requests for information, (ii) assisting with the preparation of the Fund’s responses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Fund to provide status updates.

(h)           Assist the Fund and the Board in soliciting proposals for, analyzing, securing, documenting and taking reasonable actions to maintain fidelity bond and director and officers/errors and omissions insurance.

4.           Organic Documents; Ministerial Matters

With respect to the Fund or each Series, as applicable, and subject to review by Fund counsel as to items (a), (b) and (g) (as appropriate) and execution by the fund’s executive officers (when required), Atlantic shall:

(a) Prepare, file, amend as necessary and maintain the Charter, Trust Instrument and minutes of the meetings of the Board, any committees thereof, and the Fund’s shareholders.

(b) Prepare such filings as are necessary to maintain the Fund’s existence and good standing under applicable state law.

(c) Administer direct contracts between the Fund and any other service provider to the Fund, and provide centralized oversight and coordination of all services provided to the Fund by Atlantic.

(d) Maintain EDGAR, CUSIP, ticker, news media and tax identification number listings.

(e) Provide the Fund adequate general meeting space for scheduled Board meetings and concurrent meetings of its committees.

(f) Provide persons reasonably suitable to the Fund to serve as ministerial officers, including secretary, of the Fund.

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(g) Assist and consult with the Fund’s officers in the negotiation of agreements to which the Fund is a party that are related to the operations of the Fund.

(h) Assist with the negotiation and execution of agreements with Authorized Participants.

5.           Blue Sky

With respect to the Fund or each Series, as may be applicable, Atlantic shall monitor sales of shares for compliance with state blue sky laws; and register or prepare applicable filings with respect to the Shares with the various state and other securities commissions of the United States and its territories, and advise the distributor of a Series as soon as possible of changes in the Fund’s blue sky status.

6.           Expense Accounting

With respect to the Fund or each Series, as applicable, Atlantic shall:

(a) Calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis.

(b) Subject to review and approval of an executive officer of the Fund or another authorized person as designated on a list of authorized persons approved by the Board, authorize the payment of Fund expenses and pay, from Fund assets, all bills of the Fund.

(c) Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis.

(d) Accrue expenses of each Fund according to this Agreement and submit changes to accruals and expense items to the executive officers for review and approval and make necessary and appropriate adjustments over such periods to reflect over-accruals and under-accruals of estimated expenses, or income.

(e) Monitor, if applicable, each Series’ expense limitation and provide the Fund’s executive officers and the investment advisers to each Series with a periodic report regarding compliance with expense limitation in effect.

(f) Calculate and accrue fee waivers and expense reimbursements and invoice and collect expense reimbursements on behalf of the Fund.

(g) Prepare financial statement expense information.

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7.           Financial Statements; Other Financial Matters

With respect to the Fund or each Series, as applicable, Atlantic shall:

(a) Prepare semi-annual and annual financial statements and oversee the production and distribution of those statements and any related report to the Fund’s shareholders prepared by the Fund or its investment advisers, as applicable.

(b) Provide reasonable assistance in coordination of periodic audits and in supporting a Series’ independent public accountants’ information requests.

(c) Calculate data with respect to yields, dividend yields, distribution rates, total returns and, consistent with the industry standards, other information  for dissemination to information services covering the investment company industry, for advertising and sales literature of the Fund and other appropriate purposes.

(d) Report Fund data to investment company industry survey companies.

(e) With respect to the services provided hereunder, assist the Trust in connection with its obligations under Section 302 and 906 of the Sarbanes Oxley Act of 2002, as amended, and Rule 30a-2 and 30a-3 under the 1940 Act.

(f) Coordinate Fund disclosure controls and procedures.

8.           Tax Matters

With respect to the Fund or each Series, as applicable, Atlantic shall:

(a) Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Series for review and approval by each Series’ independent public accountants, prepare federal, state, and local income tax returns in coordination with each Series’ independent public accountants and prepare tax extensions.

(b) Calculate required Internal Revenue Code of 1986, as amended (“IRC”), Subchapter M and excise tax distributions.

(c) Perform ongoing wash sales review (i.e., purchases and sales of Series investments within 30 days of each other).

(d) Prepare year-end shareholder tax information and complete calendar year-end ICI layouts concerning the characterization of distributions and distribute the applicable reports to the market.

(e) Prepare tax workpapers documenting book-to-tax differences, including wash sale deferrals, reversals and reclasses, late year loss  analysis for capital/specified gain/loss and ordinary income, IRC Section 1256 adjustments, analysis for investments in PFICs as identified

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by Atlantic or an investment adviser and market discount reclass analysis with respect to municipal securities.

(f) Prepare Form 1099s with respect to the Fund’s trustees and file such forms upon the approval of the Fund’s Treasurer.

(g) Subject to execution thereof by the fund’s executive officers or other non-ministerial officers of the Fund, file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, as agreed.

(h) Monitor, calculate and report to the Fund compliance with respect to IRC Section 851(b) “good income” and “diversification” testing and prepare year-end Federal tax notice data).

(i) Prepare data for the Fund’s financial statement, sixty (60) day shareholder tax notice disclosure, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments).

(j) Calculate income and capital gain distributions, if any, for Series that declare income distributions more often than annually but not daily.

(k) Prepare and, with approval of the Fund, distribute to appropriate parties notices announcing the declaration of distributions to the Fund’s shareholders;

(l) Oversee and coordinate the payment of distributions to the Fund’s shareholders.

8.           Recordkeeping

Atlantic shall maintain (i) records relating to its services under this Part I, (ii) its compliance policies and procedures and (iii) on behalf of the Trust, those records related to Atlantic’s services under this Part I that are required by the Trust to be maintained under the 1940 Act and the USA Patriot Act.

Part II.  Fund Accounting

1.           Accounting Items, Determination of NAV

(a) Compute the net asset value per share of each Series and value the assets and liabilities held by each Series at such times and dates and in the manner specified in the then currently effective Prospectus of the applicable Series in accordance with the Fund's valuation procedures actually provided to Atlantic (except that notwithstanding any language in the Prospectus, in no event shall Atlantic be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including those with respect to the issuer thereof (all such determinations and considerations shall be solely the responsibility of the Fund).  This includes:

(i) Calculate each item of income, expense, deduction, credit, gain and loss, if any, and process each Fund’s stated expense ratio as required by the Fund and in conformance

6

with generally accepted accounting principles and the SEC’s Regulation S-X (or any successor regulation).

(ii) Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(iii) Maintain each Fund’s general ledger and record all income, gross expenses, capital share activity and cash and security transactions of each Series.

(b) Provide a report of net asset value to the Fund after the close of business on each Fund business day.

2.           Reporting of Data and Provision of Other Information

(a) Provide the Fund and such other persons as the Fund may reasonably direct with standard fund reporting.

(b) Provide appropriate records to assist each Fund’s independent public accountants and such other persons as the Fund may reasonably direct.

(c) Provide information typically supplied in the investment company industry to each Series’ transfer agent.

(d) Transmit the NAVs and dividend factors of the Series to such persons as reasonably directed by the Fund.

(e) Provide the Fund and such other persons as the Fund may direct with the data requested by the Fund that is required to update the Registration Statement.

(f) Provide the Fund, the investment advisers, the independent public accountants for the Fund, and such other persons as the Fund may reasonably direct data maintained by Atlantic requested with respect to the preparation of the Fund’s income, excise and other tax returns.

(g) Provide the Fund, the investment advisers, the independent public accountants for the Fund, and such other persons as the Fund may reasonably direct, and explain as required, unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund’s semi-annual and annual financial statements.

(h) Transmit to and receive from each Series’ transfer agent appropriate data to reconcile Shares outstanding and other data.

(i) Transmit to and receive from each Series’ custodian appropriate data to reconcile daily cash.

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(j) Provide such other industry standard reports regarding the Fund maintained as reasonably requested by the CCO.

3.           Distributions and Reconciliation of Data

(a) Process all distributions as directed by the Fund or its agents.

(b) Reconcile cash and portfolio positions with each Fund’s custodian.

(c) Maintain individual ledgers and historical tax lots for each security.

(d) Confirm receipt of investment trade instructions from the Adviser pursuant to procedures agreed upon with the Adviser.

4.           Reporting and Recordkeeping

(a) Prepare and maintain on a monthly basis on behalf of the Fund the following books and records of each Series, and each class thereof, pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

(i) General Ledger
(ii) General Journal
(iii) Cash Receipts Journal
(iv) Cash Disbursements Journal
(v) Subscriptions Journal
(vi) Redemptions Journal
(vii) Accounts Receivable Reports
(viii) Accounts Payable Reports
(ix) Open Subscriptions/Redemption Reports
(x) Transaction (Securities) Journal
(xi) Broker Net Trades Reports

(b) Maintain the following records on a daily basis for each Series.

(i) Report of priced portfolio securities
(ii) Statement of net asset value per share
(iii) Cash Availability Report  Such reports and statements shall be provided to the Fund at 12:00p.m. New York time, in each case by such means as Atlantic and the Fund may agree upon from time to time.

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(c) Prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series.

(d) Allow for the access to the above reports in (a) through (c) according to any other required frequency to meet the requirements of the SEC and the Series’ independent public accountants.

(e) Prepare and maintain all other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties.

(f) Providing standard report package for on-going review and monitoring of data.

(g) For internal control purposes, Account Journals are produced by custody system of the Fund’s custodian to record daily settlements of the following for each Series:

(i) Securities bought
(ii) Securities sold
(iii) Interest received
(iv) Dividends received
(v) Capital stock sold
(vi) Capital stock redeemed
(vii) Other income and expenses

5.           Recordkeeping

Atlantic shall maintain records relating to its services under this Part II.

Part III.  Compliance

1.           Make Available a Qualified Person to Act as CCO

Subject to the approval of the Board, make available a qualified person to act as the CCO who is competent and knowledgeable regarding the Federal Securities Laws.  Atlantic’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1.

2.           CCO Responsibilities

With respect to the Fund, the CCO shall:

(a) Report directly to the Board.

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(b) Review and administer the Fund’s compliance program policies and procedures including those policies and procedures that provide for oversight of compliance by the Fund’s 38a-1 Service Providers.

(c) Conduct periodic reviews of the Fund’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate.

(d) Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and the 38a-1 Service Providers and the effectiveness of their implementation.

(e) Apprise the Board of significant compliance events at the Fund or the 38a-1 Service Providers.

(f) Design testing methods for the Fund’s compliance program policies and procedures.

(g) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and 38a-1 Service Providers.

(h) Conduct periodic site visits to 38a-1 Service Providers as necessary.

(i) Provide training and deliver updates to the Fund or the 38a-1 Service Providers, as necessary.

(j) Establish a quarterly reporting process to the Board, including both written and oral reports and attend regularly scheduled board meetings as well as special meetings on an as-needed basis.

(k) Prepare a written annual report for the Board that, at a minimum, address (i) the operation of the Fund’s and its 38a-1 Service Providers’ policies and procedures since the last report to the Board; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in (c) and (d) above; and (iv) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report.

(l) No less than annually, meet separately with the Fund’s independent trustees.

3.           Other Services

(a) Review and approve communications with the public including quarterly financial statements not otherwise required to be reviewed by a Series’ distributor or another party pursuant to a distribution or similar agreement between the Fund and the party as then in effect, for the Fund’s compliance with applicable law.

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(b) Subject to the approval of the Board, make available a qualified person to act as the Fund’s AML Compliance Officer who is believed to be competent and knowledgeable regarding the anti-money laundering laws applicable to registered open-end investment companies.

(c) Assist the Fund with related compliance matters as reasonably requested.

4.           Sarbanes-Oxley and Other Officers

With respect to the Fund, Atlantic shall, subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Fund to serve as (i) the Fund’s (or each Series’) President, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the PEO, (ii) the Fund’s (or each Series’) Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the PFO.

5.           Periodic Fee Analyses

Periodically review and report to the Board on the market-competitiveness of (i) the level of fees and any other expenses charged to the Fund by its service providers, excluding the investment advisers, and (ii) the quality of the services provided by the Fund’s service providers other than the investment advisers.

6.           Other Services

Atlantic shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

7.           Recordkeeping

Atlantic shall maintain records relating to its services under this Part III.

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Schedule C-1
Form of Quarterly Certification to Fund CCO

Re:	Rule 38a-1 Certification for the Series(s) (each a “Series” and collectively, the “Series”) listed on Exhibit A

To the Chief Compliance Officer of Forum ETF Trust:

In connection with its Services Agreement (the “Services”), Atlantic Fund Administration, LLC ( “Atlantic”) is providing this certification for the Series(s) with respect to the period [Date – Date] (the “Period”) for the purpose of assisting you in meeting the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (“Rule 38a-1”).

In relation to the Services provided, Atlantic represents that to the best of its knowledge:

1) Atlantic has adopted and implemented written policies and procedures (the “Procedures”) that are reasonably designed to prevent the violation of the Federal Securities laws (as defined under Rule 38a-1) by the Series.

2) With respect to the Series, to the best of Atlantic’s knowledge after due inquiry, the items listed on Exhibit B represent compliance matters that have come to Atlantic’s attention during the Period, and may or may not reasonably be deemed material (as defined under Rule 38a-1).  We note that you may have already been notified by Atlantic of other compliance matters in the due course of business.  In addition, except as otherwise noted, there is nothing that has come to Atlantic’s attention to indicate that the Procedures are not effective in all material respects in relation to violations of Federal Securities Laws that they were designed to prevent.

Sincerely,

12

Appendix C-2
Form of Periodic Certification to Fund Executive Officers

Re:           Sarbanes-Oxley [N-Q/N-CSR] Certification for the Series (each a “Series” and collectively, the “Series”) listed on Exhibit A

To the Principal Executive Officer and Principal Financial Officer of Forum ETF Trust:

In connection with its Services Agreement (the “Agreement”), Atlantic Fund Administration, LLC (together with its subsidiaries “Atlantic”) is providing this sub-certification for the Series with respect to the period [ Date – Date ] (the “Period”) for the purpose of assisting you with the certification requirements of the Sarbanes-Oxley Act of 2002 in connection with Form [N-Q/N-CSR] (the “Report”) to be filed by the Series with the SEC for the Period.

In relation to the services provided by Atlantic under the Agreement, Atlantic represents that to the best of its knowledge:

1. Atlantic is responsible for the design and operation of Atlantic’s internal controls relating to the services that it provides for the Series.

2. For the Period, Atlantic has evaluated the effectiveness of its processes related to, and is not aware of any significant deficiencies or material weaknesses in, the design or operation of internal controls over financial reporting for which Atlantic is responsible under the Agreement that are likely to adversely affect the Series’ ability to record, process, summarize or report financial information in accordance with generally accepted accounting principles.

3. During the Period, there have been no material changes with respect to the design or operation of the internal controls of Atlantic in connection with the services provided by Atlantic under the Agreement. [ALTERNATIVELY, STATE THE CHANGES]

4. For the Period, Atlantic is not aware of any facts or circumstances that have resulted in an untrue statement of a material fact in the Report or there being omitted from the Report a material fact necessary to make the statements made in the Report, in light of the circumstances under which such statements were made, not misleading.

5. For the Period, Atlantic is not aware of any instances of fraud involving employees of Atlantic who have significant roles with respect to the Series’ internal controls over financial reporting.

Sincerely,

13